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January 2, 1998



Mr. Alan I. Goldberg
Marlton Technologies, Inc.
2828 Charter Road
Philadelphia, PA 19154

Dear Alan:

Confirming the action of the Compensation Committee and the Board of Directors at a meeting held on December 16, 1997, regarding your employment with Marlton:

         Effective January 1, 1998, your term of employment, salary and bonus plan is amended as set forth on the attached Schedule.

Except as amended by the above, your Amended Employment Agreement dated December 11, 1992, as amended on January 22, 1996 shall remain in full force and effect in accordance with its terms.

Very truly yours,

Marlton Technologies, Inc.                           Agreed to:


-----------------------                            ----------------------------
Fred Cohen, Chairman                               Alan I. Goldberg


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